UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

First National Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	333-24121	23-2900790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 E. Drinker St., Dunmore, PA	18512
(Address of principal executive offices)	(Zip Code)

(570) 346-7667

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 28, 2009, First National Community Bancorp, Inc. (OTCBB:FNCB) (the "Company") approved for issuance, an aggregate of $25 million of subordinated notes (the "Notes"), on a private placement basis, only to accredited investors. The Notes have a term of approximately ten years, and have a maturity date of September 1, 2019. The Notes bear interest, payable on the 1st of September, December, March, and June each year, at a fixed interest rate of 9.0% per year. For the first five years of issuance, the Company will only pay interest on the Notes. Beginning on September 1, 2015, payments of principal will be payable annually. The Notes may be redeemed at the option of the Company, in whole or in part, at any time, subject to any required regulatory approvals.

The Notes are intended to qualify as Tier 2 capital for regulatory purposes, to the extent permitted. It is expected that in accordance with applicable regulatory treatment one-fifth of the original principal amount of the Notes will be excluded each year from Tier 2 capital during the last five years prior to maturity.

The Company expects to contribute most of the net proceeds from the sale of the Notes to strengthen the Company's capital position, improve liquidity and increase the regulatory lending authority of its subsidiary, First National Community Bank.

This description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Subordinated Note which is attached as Exhibit 4.1 hereto and is incorporated herein by reference. The press release dated August 28, 2009 regarding the issuance of the Notes is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibit

Exhibit Number	Description
4.1	Form of Subordinated Note
99.1	Press release issued August 28, 2009 regarding the issuance of subordinated notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

First National Community Bancorp, Inc.
(Registrant)

Dated: August 28, 2009	/s/ William S. Lance
William S. Lance
Treasurer and
Principal Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Subordinated Note
99.1	Press release issued August 28, 2009 regarding the issuance of subordinated notes.